                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                      (Amendment No.                   )*
                                     ----------------

                         Sequoia Software Corporation
    ----------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
    ----------------------------------------------------------------------
                        (Title of Class of Securities)

                                   817439102
    ----------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [_]  Rule 13d-1(b)
                              [_]  Rule 13d-1(c)
                              [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

  CUSIP No. 817439102                                          Page 2 of 6 Pages


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON/
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      divine interVentures, inc. 36-4301991

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see Instructions)
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,462,267

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,462,267

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,462,267
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (see Instructions)
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (see Instructions)
12
      CO

------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

                  Sequoia Software Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:
                  5457 Twin Knolls Road
                  Columbia, Maryland 21045

Item 2(a) Name of Person Filing:

                  divine interVentures, inc. ("divine")

Item 2(b) Address of Principal Business Office:

                  3333 Warrenville Road, Suite 800
                  Lisle, Illinois 60532

Item 2(c) Citizenship:

                  divine is a Delaware corporation

Item 2(d) Title of Class of Securities:

                  Common Stock

Item 2(e) CUSIP Number:

                  817439102

Item 3

                  Not Applicable.

Item 4    Ownership (at February 12, 2001):

                  (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                       2,462,267

                  (b)  Percent of class:

                       8.0% (based on 30,782,064 shares outstanding as of November 8, 2000)

                  (c)  Number of shares as to which such person has:

                       (i)    sole power to vote or to direct the vote:
                              2,462,267

                       (ii)   shared power to vote or to direct the vote: None

                       (iii) sole power to dispose or to direct the disposition of: 2,462,267

                       (iv) shared power to dispose or to direct disposition of: None

Item 5    Ownership of Five Percent or Less of a Class:

               Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable.

Item 7    Identification and Classification of the Subsidiary Which Acquired the
               Security Being Reported on by the Parent Holding Company or Control Person:

               Not Applicable.

Item 8    Identification and Classification of Members of the Group:

               Not Applicable.

Item 9    Notice of Dissolution of Group:

               Not Applicable.

Item 10   Certification:

               Not Applicable.

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2001

                                 divine interVentures, inc.

                                 By: /s/ Michael P. Cullinane
                                    ----------------------------------
                                     Michael P. Cullinane
                                     Executive Vice President, Chief Financial
                                     Officer, and Treasurer

BELL, BOYD & LLOYD LLC                        THREE FIRST NATIONAL PLAZA
                                              70 WEST MADISON STREET, SUITE 3300
                                              Chicago, Illinois  60602-4207
                                              312.372.1121  FAX 312.372.2098
DAVID P. GLATZ
312.807.4203                                  OFFICES IN CHICAGO
dglatz@bellboyd.com                           AND WASHINGTON, D.C.



                               February 13, 2001

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     The accompanying filing constitutes the Schedule 13G of divine interVentures, inc., relating to Common Stock of Sequoia Software Corporation.


                                Very truly yours,

                                /s/ David P. Glatz
                                ------------------

                                David P. Glatz



cc: National Association of Securities Dealers, Inc. (w/encl.)
    Sequoia Software Corporation (w/encl.)